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                                                                      EXHIBIT 99


                                                FOR MORE INFORMATION, CONTACT:

                                                Lawrence J. Ramaekers
                                                Chief Executive Officer
                                                (225) 987-2760

                                                Release Date: February 17, 2000


                         UNITED COMPANIES FILES PLAN OF
                        REORGANIZATION; BANKRUPTCY COURT
                      FURTHER EXTENDS EXCLUSIVITY PERIODS


         BATON ROUGE, LA - February 17, 2000 United Companies Financial Corporation (OTC:UCFNQ) announced that it and certain of its subsidiaries filed a plan of reorganization on February 16, 2000 in connection with their chapter 11 cases which are pending in the U.S. Bankruptcy Court for the District of Delaware in Wilmington. At a hearing held on February 16, 2000, the Bankruptcy Court generally extended the exclusivity periods during which only the Company may file a plan of reorganization and solicit acceptances thereto to May 1, 2000 and June 26, 2000, respectively, but also granted permission to the official committee of equity security holders appointed in the chapter 11 cases to file a proposed plan of reorganization.

         The Company's proposed plan of reorganization provides for distributions to creditors and equity interest holders in the event that the Company or its assets are either sold or remain as a going concern. In the event of a sale transaction, the proceeds of such transaction will be distributed among the holders of the Company's bank claims, senior note claims and general unsecured claims. In the event the Company or its assets are not sold, ninety-five percent of the Company's reorganized equity would be distributed to holders of bank claims, senior note claims and general unsecured claims,

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four percent to subordinated bondholders and, assuming senior classes of creditors consent, one percent to existing equity interest holders. Additionally, in either event, a liquidation trust would be created containing certain potential claims and causes of action, if any. The beneficial interests in the trust are proposed to be distributed in differing amounts dependent upon whether the Company and its assets are sold. The Company has reserved its right to amend the proposed plan of reorganization.

         On December 29, 1999, the Company announced the execution of a letter agreement for the sale of the Company's financial assets to EMC Mortgage Corporation, subject to definitive documentation, higher and better offers and approval of the Bankruptcy Court. The Company announced today that negotiation of the definitive documentation for the contemplated EMC transaction continues and, additionally, that other prospective purchasers are currently conducting due diligence.

         United Companies Financial Corporation is a specialty finance company that historically provided consumer loan products nationwide and currently provides loan services through its lending subsidiary, UC Lending(R). The Company filed for chapter 11 on March 1, 1999.

         The following is a "Safe Harbor" Statement under the Private
Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: the developments in and outcome of the Company's Chapter 11 reorganization proceedings; the ability to access loan facilities in amounts necessary to fund the Company's operations; the successful disposition of its existing loan portfolio and repossessed real estate properties; the ability of the Company to successfully restructure its balance sheet; the ability of the Company to retain an adequate number and mix of its employees; the effect of the Company's policies including the amount of Company expenses; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; adverse economic conditions; competition; various legal, regulatory and litigation risks and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.